Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-164291) on Form S-3 of Recovery Energy, Inc. of our report dated April 14, 2010, relating to our audit of the consolidated financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Recovery Energy, Inc. for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado
April 14, 2010